Exhibit 99.1

Antenna Products Corporation Awarded ISO 9001:2008 Certification

MINERAL WELLS, Texas--(BUSINESS WIRE)--February 20, 2012--PHAZAR CORP (NASDAQ: ANTP) announced today that Antenna Products Corporation in Mineral Wells, Texas, its principal wholly owned operating subsidiary, was awarded ISO 9001:2008 certification effective February 15, 2012. ISO 9000 is a family of standards related to quality management systems. The standards are published by ISO, the International Organization for Standardization and available through National standards bodies. ISO 9001 deals with the requirements that organizations wishing to meet the standards have to fulfill.

Commenting on the award, Garland P. Asher, Chairman and CEO, said, "This achievement represents our commitment and dedication to delivering quality to our governmental and commercial customers and is the result of many months, weeks and hours of effort and hard work by employees throughout the Antenna Products organization. It is appreciated and they are to be congratulated for a job well done."

Company information is available at www.phazarcorp.com and product information is available at www.phazar.com and at www.antennaproducts.com.

The common stock of PHAZAR CORP is listed on the NASDAQ Capital Market under the trading symbol “ANTP”. This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

CONTACT:
Antenna Products Corporation
Kathy Kindle, 940-325-3301
Fax: 940-325-0716
kindle@antennaproducts.com